Exhibit 99.1

Apex Silver Mines Limited Reports Third Quarter 2003 Results

Denver, CO, November 7, 2003/PRNewswire/ Apex Silver Mines Limited (Amex: SIL) today reported a loss of $1.0 million, or $0.03 per share, for the third quarter of 2003, compared to a loss of $2.4 million, or $0.07 per share for the third quarter of 2002.  The lower loss was due to a $0.5 million mark-to-market gain recorded on Apex Silver’s open metals trading positions in the third quarter 2003 compared to a $0.3 loss incurred in the same period of 2002.  In addition, third quarter exploration expenses were approximately $0.9 million lower than in the same period of 2002.  In the first nine months of 2003 and 2002, Apex Silver’s net loss was $4.7 million and $6.7 million or $0.13 and $0.19 per share, respectively.  At September 30, 2003, Apex Silver’s cash and cash equivalents amounted to $41.9 million compared to $41.4 million at June 30, 2003.

Apex Silver Signs Rail and Port Agreements to Transport Concentrates from San Cristobal

During the third quarter, 2003, Apex Silver reached important milestones by securing long-term contracts for the transportation of concentrates produced by its 100%-owned San Cristobal silver-zinc project located in the Potosi district of southwestern Bolivia.

On September 1, 2003, Apex Silver concluded a rail agreement with Antofagasta Railway Company PLC (“Antofagasta”), a public company listed under the laws of the United Kingdom.  Under the terms of this long-term contract, which is subject to typical conditions precedent, Antofagasta has agreed to arrange truck-rail transportation of concentrates from San Cristobal to the Chilean port of Mejillones.  The concentrates will be transported by trucks to the Chilean border and shipped by rail to the port.  Antofagasta will also install the necessary staging area at the border and the short rail spur at the port.

On September 1, 2003, Apex Silver also concluded a port agreement with Puerto de Mejillones S.A. (“Puerto”), a member of the Ultmar and Belfi Groups.  Under the terms of this contract, which is subject to typical conditions precedent, Puerto will construct a concentrate storage facility as well as a new loading conveyor and a ship loader to handle the concentrates.  Over its life, the San Cristobal project is expected to produce on average approximately 600,000 tonnes of concentrates per year.

“The successful conclusion of these two key agreements follows an extensive period of due diligence and negotiation by Apex Silver and its partners,” said Keith Hulley, Apex Silver’s President and Chief Executive Officer.  “Antofagasta is one of the leading transportation and mining companies in northern Chile and Puerto de Mejillones is one of the most significant ports on the Pacific coast of South America.  These commercial agreements represent an important milestone in securing reliable transportation of our product from the San Cristobal project to the world markets.  We are now looking forward to working with these two key service providers, both of whom add extraordinary resources to the San Cristobal project.  These important agreements also reflect Apex Silver’s ongoing strategy of progressing the San Cristobal project along the value chain in anticipation of its development into one of the world’s largest and lowest cost producers of silver and zinc.”

Apex Silver Limited is a mining exploration and development company.  Since its inception in 1993, and public offering in November 1997, it has assumed an increasingly important profile within the silver sector.  Its flagship asset is the San Cristobal silver-zinc project, one of the world’s largest open-pit silver deposits.  It hosts an orebody which contains approximately 455 million ounces of silver and eight billion pounds of zinc reserves, and the potential for additional significant reserve expansion is believed to be excellent.  At the designed production rate

APEX SILVER MINES CORPORATION  •  A Services Company

1700 Lincoln Street  •  Suite 3050  •  Denver, Colorado 80203  •  Telephone (303) 839-5060  •  Fax (303) 839-5907

of 40,000 tonnes of ore per day, San Cristobal is expected to produce concentrates containing approximately 27 million ounces of silver and 570 million pounds of zinc per year in the first five full years of production, making it one of the largest producers of both key metals.

As a large-scale, open-pit operation, with economies of scale and a low strip ratio, San Cristobal should enjoy an inherently low cost structure.  For the first five years of production, the average cash operating cost per ounce of silver net of lead by-product credits is expected to be approximately $1.34 and the average cash operating cost per pound of zinc $0.22.  Life-of-mine cash operating costs are now forecast to average about $1.95 per ounce of silver and $0.26 per pound of zinc.  The common shares of Apex Silver trade on the American Stock Exchange under the symbol “SIL.”

This press release contains forward-looking statements regarding the company, within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including statements regarding the development of its San Cristobal project and related estimates of reserves, production and cash operating costs as well as its global exploration program.  Actual results relating to any and all of these subjects may differ materially from those presented.  Factors that could cause results to differ materially include fluctuations in silver and zinc prices, changes in components of cash operating costs, variations in ore grade and processing rates  The company assumes no obligation to update this information.  For additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements can be found in the company’s Form 10-K filed with the SEC for the year ended December 31, 2002.

CONTACT:  Igor Levental, Vice President Investor Relations and Corporate Development, Apex Silver Mines Corporation, 303-764-9162.

Summary Financial Information

(In thousands of United States dollars, except for per share data

(Unaudited)

	Three Months Ended		Nine Months Ended
	Sept. 30, 2003	Sept. 30, 2002	Sept. 30, 2003	Sept. 30, 2002

Income and Expenses
Interest and other income	$104	$198	$432	$657
Trading gains	505	(299)	705	(208)
Exploration	(638)	(1,466)	(2,192)	(2,808)
Administrative	(917)	(829)	(3,628)	(4,337)
Amortization and depreciation	(9)	(16)	(26)	(51)
Net Loss	$(955)	$(2,412)	$(4,709)	$(6,747)
Net loss per Ordinary Share-basic and diluted	$(0.03)	$(0.07)	$(0.13)	$(0.19)
Weighted average Ordinary Shares outstanding.	36,658,117	35,976,222	36,502,367	35,785,050

SUMMARY BALANCE SHEET DATA
		09/30/03		12/31/02

Cash and cash equivalents		$41,919		$44,146
Working capital		41,537		43,262
Property, plant and equipment (net)		97,031		93,781
Notes payable long term		690		770
Shareholder’s equity		143,399		141,731